Exhibit 99.1

                 Schnitzer Steel Reports Record Annual Earnings

     PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 6, 2005--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported for the fiscal year ended August 31, 2005, record net income of $146.9 million, or $4.72 per diluted share, on revenues of $853.1 million. In comparison, net income was $111.2 million, or $3.58 per diluted share, on revenues of $688.2 million for the 2004 fiscal year.
     For the fourth quarter ended August 31, 2005, Schnitzer Steel reported net income of $34.4 million, or $1.11 per diluted share, on revenues of $195.7 million. In comparison, net income was $37.9 million, or $1.22 per diluted share, on revenues of $204.5 million for the same quarter last year.
     "Schnitzer Steel completed another strong quarter that resulted in a record year for earnings and revenues not only for the Company as a whole, but also for each of our three business segments," said John D. Carter, President and Chief Executive Officer. "We continue to see good demand for all our products and remain optimistic regarding the fundamentals underpinning our businesses."
     "We feel that our recent transactions to grow Schnitzer will position it well for the positive market conditions we anticipate in 2006. We are pleased with the initial progress in integrating the businesses that we acquired through the separation of our joint ventures with Hugo Neu. We will further strengthen the recently acquired New England metals recycling operation when we acquire the minority interests in the Rhode Island business. Finally, we believe our Greenleaf acquisition will enable a significant expansion of our Pick-N-Pull Auto Parts Business in a region where supplies are growing," added Mr. Carter.
     Commenting on the fourth quarter's results, Mr. Carter said, "We are pleased with our strong performance. In particular, we are pleased with the strong margins our wholly-owned metals recycling business has consistently produced despite volatile pricing conditions. The sales volumes in our wholly-owned scrap business were below our average quarterly run rate; this reflects low inventory levels in our yards, driven in part by necessary operational adjustments while we carry out our capital investment program and install new equipment."
     "As we anticipated, our Steel Manufacturing Business saw average selling prices decline from the levels reported in the fiscal third quarter of 2005, but as the fourth quarter ended we saw market prices rising that should benefit our Company in the first quarter of 2006," Carter continued. "Finally, as we expected, our Auto Parts Business experienced margin compression in the recent quarter, which resulted from the combination of higher cost inventory coupled with lower prices received on the sale of auto-bodies and other ferrous metal."

     Metals Recycling Business

     The wholly-owned Metals Recycling Business reported 2005 operating income of $123.6 million, an increase of 60% compared with the $77.3 million reported in the 2004 fiscal year. Ferrous sales volume in fiscal 2005 approximated last year's level and totaled 1.9 million tons. Average ferrous selling prices rose to $230 per ton, representing a 25% improvement over last year.
     For the fourth quarter of fiscal 2005, the Metals Recycling Business reported operating income of $22.4 million, which was an increase of 3% compared with $21.8 million in the fourth quarter of last year. The improved profitability was primarily due to higher average ferrous selling prices, which increased $12 per ton, or 6%, from the fourth quarter of last year. These amounts were offset in part by a 15% decline in fourth quarter 2005 ferrous sales volume, which principally reflected lower fourth quarter inventory available to sell as higher volumes were shipped during the first nine months of fiscal 2005 as compared with 2004 and the necessary operational adjustments referred to above.
     As previously announced on September 7, 2005, the Company agreed to acquire substantially all of the assets of Regional Recycling LLC, a metals recycling business with 10 facilities located in Georgia and Alabama. This acquisition is anticipated to close in late October and will allow Schnitzer to expand its geographic footprint in the eastern U.S. In 2004, Regional Recycling had revenues of $190.4 million and processed 500,000 tons of ferrous metal and 1,000,000 pounds of nonferrous metal. The purchase price will be $65.5 million in cash and the assumption of certain liabilities.
     The Company also recently announced the appointment of Don Hamaker as President of its Metals Recycling Business. Mr. Hamaker, who was previously President of Hugo Neu Corporation, will take lead responsibilities for all of the Company's scrap metal recycling facilities.

     Joint Venture Businesses

     Operating income from Joint Ventures in fiscal 2005 amounted to $69.6 million, which included a LIFO benefit of $2.8 million for this year's LIFO inventory adjustment. In comparison, last year's operating income from Joint Ventures was $61.6 million and included a $6.1 million LIFO charge. Processing joint venture sales volumes increased 9% to 3.9 million tons and trading sales volumes increased 13% to 3.0 million tons. Operating income also benefited from an increase in average selling prices resulting from strong market conditions.
     For the fourth quarter of 2005, operating income from Joint Ventures amounted to $21.8 million, including the $2.8 million LIFO benefit. In comparison, last year's fourth quarter result was $18.9 million, including the $6.1 million LIFO charge. Fourth quarter processing sales volumes increased 13% to 1.1 million tons and trading sales volumes were roughly comparable to the levels in the fourth quarter of 2004. The increase in processing sales volumes was caused in part by the timing of shipments between the third and fourth fiscal quarters and the decision to lower year-end inventories. The average ferrous selling price declined modestly for Joint Ventures.
     On September 30, 2005, the Company completed its previously announced separation agreement with Hugo Neu Corporation, under which the Company terminated its joint venture relationships. Under that agreement, the Company received Hugo Neu's interest in the joint ventures operating in New England, the scrap metal trading business operating in Russia and certain Baltic countries, and Hugo Neu's wholly-owned scrap metal and green waste recycling business in Hawaii, and the Company received cash consideration from Hugo Neu of $52 million. Hugo Neu acquired the Company's interests in the joint ventures operating in New York, New Jersey and Southern California, and the joint venture's scrap metal trading business operating outside of Russia and the Baltic countries.
     Related to the joint venture separation was Schnitzer's recent announcement to purchase the minority partner's interest in its Rhode Island based scrap business. This purchase, when final, will allow the Company to fully integrate the New England business.
     With the completion of this transaction, the Company will report, beginning in the first quarter of fiscal 2006, the results of the acquired operations as part of its Metals Recycling Business segment.

     Auto Parts Business

     For fiscal 2005, the Auto Parts Business reported record revenues of $107.8 million, representing an increase of 32% over the same period last year. This increase primarily reflected the addition of four new stores in the midwest and eastern U.S., which the Company acquired in mid-January 2005.
     The Auto Parts Business reported record operating income of $29.6 million in fiscal 2005, an 11% increase over fiscal 2004. Also, as expected, administrative expenses increased over the same period last year due to the development of the Auto Parts Business management infrastructure in support of the Company's growth plans.
     During the fourth quarter of fiscal 2005, the Auto Parts Business grew its revenue by 24% compared with the same period last year. This increase principally reflected the addition of new stores. The Auto Parts Business reported operating income of $6.5 million for the fourth quarter of fiscal 2005, an 11% decline from the prior year's fourth quarter. The lower operating income primarily reflected a decline in ferrous scrap selling prices affecting the revenue realized for crushed auto-bodies, as well as the sale of higher-cost inventory, which compressed margins.
     On September 30, 2005, the Company closed its acquisition of Greenleaf Auto Recyclers LLC and five locations leased by Greenleaf. Greenleaf is engaged in the business of auto dismantling and parts recycling and sells its products primarily to collision and mechanical repair shops. Greenleaf currently operates in 22 locations throughout the United States. The total consideration paid in connection with the Greenleaf transaction was $44 million, subject to a post-closing working capital adjustment.
     The Company believes the acquisition of Greenleaf enables significant expansion of its self-service Pick-N-Pull business and represents an initial venture into the "full service" side of the auto dismantling business, which the Company sees as a large market and a complementary extension of the self-service auto dismantling business.

     Steel Manufacturing Business

     The Steel Manufacturing Business reported its second consecutive year of record earnings. The mill reported a fiscal 2005 operating profit of $42.7 million, a 73% improvement from the record earnings recorded the year earlier. The improved profitability principally reflected higher average selling prices, which were offset in part by an 8% reduction in sales volumes and generally higher costs incurred to procure scrap metal and other raw materials used in the production process. Average selling prices were $512 per ton for the year ended August 31, 2005, while last year prices averaged $404 per ton. The average selling prices increased due to higher worldwide demand for steel, coupled with strong West Coast consumption of finished steel.
     For the fourth quarter of fiscal 2005, the Steel Manufacturing Business reported an operating profit of $11.1 million, representing a 26% decline from the record earnings in the fourth quarter of 2004. The decline in profitability principally reflected lower average selling prices, coupled with higher costs to procure scrap metal and alloys used to produce finished steel. Selling prices averaged $493 per ton for the fourth quarter of 2005 while during the same period of last year the average selling prices reached $511 per ton. The fourth quarter average selling prices declined by $17 per ton from the third quarter of 2005, due to price reductions instituted during the quarter in response to lower prices from imported steel. Steel shipments rose 5% in the fourth quarter of fiscal 2005 over the prior year's fourth quarter due to strong demand for steel in the western U.S.

     Outlook

     Prices for ferrous recycled metal remained volatile during the fourth quarter of fiscal 2005. Early in the quarter export prices declined, but firmed and rose throughout August and into early September. The Company's Metals Recycling Business traditionally takes ferrous export orders 60 to 90 days ahead of shipment, which tends to provide management with the ability to adjust its buying prices to minimize the margin impact of changing selling prices. Based upon the previously wholly-owned Metals Recycling Businesses' current order backlog, contracted average net selling prices that are anticipated to be shipped in the first fiscal quarter of 2006 should approximate the levels in the fourth quarter of fiscal 2005. Ocean freight rates are expected to rise modestly from the fourth quarter level, but be approximately 15% to 20% below the rates reported in the first quarter of fiscal 2005.
     Sales volumes from the Company's West Coast based business should approximate 450,000 to 475,000 tons of ferrous metal. The processing businesses received as part of the joint venture separation will be adversely affected by the temporary shut-down of the shredder in Rhode Island and low inventory levels, resulting in unusually low ferrous sales volume.
     The self-service portion of the Auto Parts Business generally experiences modest seasonal increases in retail demand in the fall months due to moderating weather conditions increasing customer admissions. For the first quarter of 2006, wholesale revenues are anticipated to rise due to favorable pricing for auto-bodies and other unprocessed recycled metal. Over the last few quarters the business has incurred increasing costs to procure automobile inventories due to rising ferrous metal prices. This trend is anticipated to continue into the first quarter of fiscal 2006. The stores acquired as part of the Greenleaf acquisition are anticipated to generate a modest loss in the first quarter as the integration and transition process begins.
     West Coast consumption of finished steel long products remains strong and the Steel Manufacturing Business continues to experience good overall demand. Effective September 8, 2005, the Company announced a $45 per ton price increase for rebar and merchant bar products, which was in reaction to rising scrap metal prices and increases from other West Coast competitors. In addition, in late September the Company announced a further price increase on rebar and merchant bar products of $20 per ton that took effect on October 3, 2005. The announced price increases are anticipated to result in modestly higher average selling prices for the first quarter of fiscal 2006 as compared to the fourth quarter of fiscal 2005. This increase in average selling prices is anticipated to be partially offset by a modest seasonal decline in sales volume and higher ferrous metal purchase prices.
     We estimate the effective tax rate for the first quarter of fiscal 2006 will be approximately 36%.

     Fourth Quarter 2005 Conference Call

     A conference call to discuss results will be held today, October 6, 2005, at 11:30 a.m. EDT, hosted by John Carter, Chief Executive Officer, Kenneth Novack, Chairman of the Board, Greg Witherspoon, Chief Financial Officer, and Kelly Lang, Vice President, Asset and Business Integration. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

     Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a used auto parts retailer with more than 50 locations across the U.S. and in Canada, and a manufacturer of finished steel products. The Company has a significant metals presence on both the West Coast and Northeastern seaboard, as well as a trading business that principally sells recycled metal products in foreign markets. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. For more information about Schnitzer Steel Industries, Inc., visit www.schnitzersteel.com.
     This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business, and can be identified generally because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; consequences of the pending investigation by the Company's audit committee into Far East payment practices; business integration issues relating to acquisitions of businesses and the separation of the joint venture business described above; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
     For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                              (Unaudited)

                              For the                 For the
                         Three Months Ended          Year Ended
                        --------------------   ----------------------
                        August 31,  August 31,  August 31,  August 31,
                          2005        2004        2005        2004
                        ---------  ---------   ----------  ----------

REVENUES:

Metals Recycling
 Business:
   Ferrous sales        $ 96,883   $110,466    $ 488,206   $ 392,992
   Nonferrous sales       18,710     17,293       70,747      56,954
   Other sales             1,386      1,617       21,194       6,356
                        ---------  ---------   ----------  ----------
     Total sales         116,979    129,376      580,147     456,302

Auto Parts Business       28,994     23,319      107,808      81,518
Steel Manufacturing
 Business                 87,283     86,165      315,476     271,293
Intercompany sales
 eliminations            (37,576)   (34,369)    (150,353)   (120,893)
                        ---------  ---------   ----------  ----------
     Total              $195,680   $204,491    $ 853,078   $ 688,220
                        =========  =========   ==========  ==========


INCOME FROM OPERATIONS:

Metals Recycling
 Business               $ 22,433   $ 21,772    $ 123,643   $  77,319
Auto Parts Business        6,491      7,267       29,630      26,804
Steel Manufacturing
 Business                 11,135     15,130       42,661      24,636
Joint ventures            21,809     18,937       69,630      61,571
Corporate expense         (6,324)    (3,853)     (20,817)    (15,570)
Intercompany
 eliminations              1,808      1,489         (186)     (4,380)
Environmental matters
 and impairment
 charges (1)              (3,726)    (3,500)     (11,951)     (3,500)
                        ---------  ---------   ----------  ----------
     Total              $ 53,626   $ 57,242    $ 232,610   $ 166,880
                        =========  =========   ==========  ==========



NET INCOME              $ 34,442   $ 37,940    $ 146,867   $ 111,181
                        =========  =========   ==========  ==========

BASIC EARNINGS PER
 SHARE                  $   1.13   $   1.26    $    4.83   $    3.71
                        =========  =========   ==========  ==========

DILUTED EARNINGS PER
 SHARE                  $   1.11   $   1.22    $    4.72   $    3.58
                        =========  =========   ==========  ==========

SHARE INFORMATION
 (THOUSANDS):
    Basic shares
     outstanding          30,473     30,210       30,427      29,976
                        =========  =========   ==========  ==========

    Diluted shares
     outstanding          31,012     31,077       31,097      31,058
                        =========  =========   ==========  ==========


(1) FY2005 amounts relate to environmental matters primarily associated with the Hylebos Waterway project, FY2004 relate to impairment charges.


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                              (Unaudited)

                              For the                 For the
                         Three Months Ended          Year Ended
                        ----------------------  ----------------------
                        August 31,  August 31,  August 31,  August 31,
                          2005        2004        2005        2004
                        ----------- ----------- ---------- -----------

 Revenues               $195,680   $204,491     $853,078    $688,220
                        ---------  ---------    ---------   ---------


Cost of goods sold       144,167    149,427      622,856     533,477
Selling, general and
 administrative           15,970     13,259       55,291      45,934
Environmental matters and
 impairment charges        3,726      3,500       11,951       3,500
                        ---------  ---------    ---------   ---------


Income from wholly-owned
 operations               31,817     38,305      162,980     105,309


 Operating income from
  joint ventures          21,809     18,937       69,630      61,571
                        ---------  ---------    ---------   ---------

 Operating income         53,626     57,242      232,610     166,880

 Other expense:
   Interest expense         (107)      (560)        (847)     (2,048)
   Other expense, net       (322)      (345)        (877)       (506)
                        ---------  ---------    ---------   ---------
                            (429)      (905)      (1,724)     (2,554)
                        ---------  ---------    ---------   ---------


 Income before income
  taxes and minority
  interests               53,197     56,337      230,886     164,326

 Income tax provision    (18,265)   (17,718)     (81,522)    (50,669)
                        ---------  ---------    ---------   ---------

 Income before minority
  interests               34,932     38,619      149,364     113,657

 Minority interests, net
  of tax                    (490)      (679)      (2,497)     (2,476)
                        ---------  ---------    ---------   ---------


 Net income             $ 34,442   $ 37,940     $146,867    $111,181
                        =========  =========    =========   =========


 Basic earnings per
  share                 $   1.13   $   1.26     $   4.83    $   3.71
                        =========  =========    =========   =========

 Diluted earnings per
  share                 $   1.11   $   1.22     $   4.72    $   3.58
                        =========  =========    =========   =========


                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)

                       Q1 FY05   Q2 FY05   Q3 FY05   Q4 FY05     FY05
                       -------   -------   -------   -------     ----

Metals Recycling
 Business
   Ferrous Recycled
    Metal Sales
    Prices ($/LT)
      Domestic           $221      $220      $222      $206      $217
      Export             $245      $247      $237      $216      $238
      Average            $236      $240      $231      $211      $230

   Ferrous Sales
    Volume (LT)
      Domestic
       Processed (a)  133,687    98,900   163,254   147,291   543,132
      Domestic
       Brokered (a)    42,276    20,573    43,208    40,963   147,020
      Export          294,900   356,607   293,746   229,921 1,175,174
                    --------------------------------------------------
        Total (a)     470,863   476,080   500,208   418,175 1,865,326
                    ==================================================

   (a) Includes sales
    to the Steel
    Manufacturing
    Business          159,463   110,033   189,559   166,268   625,323
                    ==================================================


Steel Manufacturing
 Business
   Sales Prices ($/NT)
     Average             $534      $517      $510      $493      $512

   Sales Volume (NT)
     Rebar             55,956    62,302   103,973    93,331   315,562
     Coiled Products   56,679    50,391    51,579    57,306   215,955
     Merchant Bar
      and Other        13,703    11,957    16,349    19,161    61,170
                    --------------------------------------------------
        Total         126,338   124,650   171,901   169,798   592,687
                    ==================================================

Joint Ventures
 Ferrous Recycled
 Metal Sales Volume
   Processing (LT)    929,667 1,049,572   814,522 1,118,906 3,912,667
   Trading (LT)       750,034   717,574   798,731   752,232 3,018,571
                    --------------------------------------------------
                    1,679,701 1,767,146 1,613,253 1,871,138 6,931,238
                    ==================================================

Auto Parts Business
  Number of retail
   locations at end
   of quarter              26        30        30        30        NA


                       Q1 FY04   Q2 FY04   Q3 FY04   Q4 FY04     FY04
                       -------   -------   -------   -------     ----

Metals Recycling
 Business
   Ferrous Recycled
    Metal Sales
    Prices ($/LT)
      Domestic           $135      $168      $228      $186      $179
      Export             $144      $154      $243      $208      $187
      Average            $140      $158      $237      $199      $184

   Ferrous Sales
    Volume (LT)
      Domestic
       Processed (a)   99,781   105,371   112,310   142,198   459,660
      Domestic
       Brokered (a)    73,366    40,658    52,627    49,333   215,984
      Export          235,481   355,304   280,493   298,484 1,169,762
                    --------------------------------------------------
        Total (a)     408,628   501,333   445,430   490,015 1,845,406
                    ==================================================

   (a) Includes sales
    to the Steel
    Manufacturing
    Business          157,989   131,837   158,314   169,459   617,599
                    ==================================================


Steel Manufacturing
 Business
   Sales Prices ($/NT)
     Average             $310      $351      $448      $511      $404

   Sales Volume (NT)
     Rebar             91,204    89,699    71,069    88,462   340,434
     Coiled Products   55,171    54,111    66,250    57,826   233,358
     Merchant Bar
      and Other        16,219    18,499    17,510    16,039    68,267
                    --------------------------------------------------
        Total         162,594   162,309   154,829   162,327   642,059
                    ==================================================

Joint Ventures
 Ferrous Recycled
 Metal Sales Volume
   Processing (LT)    674,622   827,787 1,086,024   993,326 3,581,759
   Trading (LT)       677,395   623,077   620,640   754,981 2,676,093
                    --------------------------------------------------
                    1,352,017 1,450,864 1,706,664 1,748,307 6,257,852
                    ==================================================

Auto Parts Business
  Number of retail
   locations at
   end of quarter          23        23        26        26        NA


Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer


     CONTACT: Schnitzer Steel Industries, Inc., Portland
              Tom Zelenka, 503-323-2821 (Press Contact) www.schnitzersteel.com